Exhibit 10.2

Execution Version

Date 20 January 2015

GOLAR LNG LIMITED

as Lender

-and-

GOLAR LNG PARTNERS LP

as Borrower

LOAN AGREEMENT

INDEX

Clause		Page

1	INTERPRETATION	1

2	LOAN	2

3	INTEREST AND DEFAULT INTEREST	2

4	REPAYMENT, PREPAYMENT AND CANCELLATION	2

5	REPRESENTATIONS AND WARRANTIES	3

6	UNDERTAKINGS	3

7	PAYMENTS AND CALCULATIONS	4

8	EVENTS OF DEFAULT	4

9	COSTS	6

10	INDEMNITIES	6

11	NO SET-OFF OR TAX DEDUCTION	6

12	ILLEGALITY	7

13	TRANSFERS	7

14	NOTICES	7

15	SUPPLEMENTAL	8

16	LAW AND JURISDICTION	9

EXECUTION PAGE		10

THIS AGREEMENT is made on 20 January 2015

BETWEEN

(1)                                 GOLAR LNG LIMITED, a company incorporated in Bermuda whose registered office is at 14 Par La Ville Place, Par La Ville Road, Hamilton, Bermuda (the “Lender”); and

(2)                                 GOLAR LNG PARTNERS LP, a limited partnership formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Borrower)”.

IT IS AGREED as follows:

1                                         INTERPRETATION

1.1                               Definitions.  In this Agreement:

“Applicable Margin” means, at any time, (i) with respect to the first $120 million of the principal amount of the Loan outstanding at such time, 2.50% per annum and (ii) with respect to the remaining principal amount of the Loan outstanding at such time, 3.25% per annum;

“Business Day”  means a day on which banks are open in London and, in respect of a day on which a payment is required to be made under this Agreement, also in New York City;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Event of Default” means any of the events or circumstances described in Clause 8.1;

“Facilities Agreement” means the facilities agreement dated 25 July 2013 (as amended and supplemented to date) and made between (i) Golar Hull M2024 Corp. and the other entities listed on Schedule 1 thereto as borrowers, (ii) the banks and financial institutions listed in Schedule 1 thereto as lenders, (iii) the Lender, as Parent, (iv) Swedbank AB (publ), as Agent (the “Agent”) and Security Agent and (v) the other parties thereto, in respect of loan facilities of up to US$1,125,000,000;

“Interest Period” means (a) initially, the period commencing on the date hereof and ending on the first Quarterly Date following the date hereof; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending three months thereafter;

“LIBOR” means the three (3) month LIBOR rate published in the Wall Street Journal two (2) Business Days before, as applicable, the initial or each subsequent Interest Period;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Loan Interest Rate” means LIBOR plus the Applicable Margin;

“Original Loan” has the meaning provided in Clause 2.1;

“Quarterly Payment Date” means the last day of March, June, September and December; and

“Repayment Date” means the date on which the Loan is to be repaid in accordance with Clause 5.

“Senior Facility” means each of the following: (i) Bond Agreement, dated  October 11, 2012, between the Borrower and Norsk Tillitsmann ASA, as Bond Trustee on behalf of the bondholders in the bond issue FRN Golar LNG Partners LP Senior Unsecured Bond Issue 2012/2017, (ii) Senior Secured Amortising Term Loan and Revolving Credit Facility, dated June 25, 2013, among Golar Partners Operating LLC, as borrower, the Borrower, DNB Bank ASA, as Agent and Security Agent, the lenders party thereto and the other parties thereto, and (iii) any other loan, bond or other debt facility notified by the Borrower to the Lender in writing after the date hereof.

1.2                               Clause references.  References in this Agreement to Clauses are, unless otherwise specified, references to clauses of this Agreement.

1.3                               References to persons.  References to “person” or “persons” or to words importing persons include, without limitation, individuals, firms, corporations, government agencies, committees, departments, authorities and other bodies, incorporated or unincorporated, whether having distinct legal personality or not.

1.4          Clause headings.  Clause headings are for ease of reference only.

2                                         LOAN

2.1                               Amount of Loan.  The Lender has made a loan to the Borrower in the amount of US$220,000,000 (the “Original Loan”) on the date hereof under the terms and conditions contained herein.

2.2                               Purpose of Loan.  The Borrower shall use the Loan to finance the purchase by it of all of the shares in Golar Hull M2024 Corp. and Golar Eskimo Corp. and for general working capital requirements.

3                                         INTEREST AND DEFAULT INTEREST

3.1                               Interest.  The Loan shall accrue interest at the Loan Interest Rate, and, subject to Clause 4.7,  interest shall be payable in arrears on each Quarterly Payment Date from the date hereof until and including the Repayment Date.

3.2                               Default rate of interest.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the Loan Interest Rate plus 2.0% per annum.

3.3                               Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under Clause 3.2 shall be payable on demand.

3.4                               Compounding of interest.  Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

4                                         REPAYMENT, PREPAYMENT AND CANCELLATION

4.1                               Repayment of Loan.  Subject to Clause 4.7, the Borrower shall repay the Loan in full together with any other sums owing by the Borrower to the Lender under, or in respect of, this Agreement on the date falling 2 years after the date hereof.

4.2                               Voluntary prepayment.  The Borrower may prepay the whole or part only of the Loan on giving at least 10 days’ prior written notice to the Lender.

4.3                               Effect of notice of prepayment.  A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

4.4                               Amounts payable on prepayment.  A prepayment shall be made together with any interest accrued and unpaid in respect of the principal amount prepaid.

4.5                               No reborrowing.  No amount prepaid may be reborrowed.

4.6                               Prepayment Incentive Fee.  If the Borrower shall prepay the Loan in full:

(i)            on or prior to 31 July 2015, the Lender shall pay to the Borrower a fee equal to 1.00% of the Original Loan within 2 Business Days after the date on which the Loan is paid in full; or

(ii)           after 31 July 2015 and on or prior to 31 January 2016, the Lender shall pay to the Borrower a fee equal to 0.50% of the Original Loan within 2 Business Days after the date on which the Loan is paid in full.

4.7                               Subordination.  Notwithstanding anything to the contrary contained in this Agreement (including under Clause 3 or 4 hereof), the Borrower shall not be required to make, and shall not make, any payment of principal, interest or any other amount under this loan, if a default or event of default (as defined in any Senior Facility) shall have occurred and be continuing.

5                                         REPRESENTATIONS AND WARRANTIES

5.1                               Borrower’s representations and warranties.  The Borrower represents and warrants to the Lender that the following statements are, at the date hereof, true and accurate:

(a)                                 it is duly formed with limited liability under the laws of the Republic of the Marshall Islands and has full power and authority to enter into and perform its obligations under this Agreement;

(b)                                 the execution, delivery and performance of this Agreement:

(i)            have been duly authorised by all necessary partnership action on its part; and

(ii)           do not contravene any applicable law, regulation or order binding on it or any of its assets or its constitutional documents;

(c)                                  the execution, delivery and performance by it of this Agreement does not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any relevant governmental authority or agency, except such as have been obtained and are in full force and effect; and

(d)                                 this Agreement constitutes its legal, valid and binding obligations.

5.2                               Survival of representations and warranties.  The representations and warranties given in this Clause 5 shall survive the execution of this Agreement.

6                                         UNDERTAKINGS

6.1                              General.  The Borrower undertakes with the Lender to comply with the following provisions of this Clause 6 at all times whilst it has any outstanding obligations or liabilities under this Agreement, except as the Lender may otherwise permit.

6.2                               Notification of Event of Default.  The Borrower will promptly inform the Lender of any event which constitutes or may constitute an Event of Default or which could reasonably be expected to adversely affect the Borrower’s ability to perform its obligations under this Agreement.

6.3                               Information.  The Borrower will deliver to the Lender such financial or other information in respect of its business and financial status as the Lender may reasonably require including, but not limited to, copies of its unaudited quarterly financial statements and of its audited annual financial statements.

6.4                               Financial covenants.  The Borrower will comply with the provisions of clauses 20.2 and 20.3 of the Facilities Agreement (as may be amended from time to time) as if those provisions and the relevant definitions contained in clause 1.1 of the Facilities Agreement (as may be amended from time to time) were set out herein in full, except references to “the Lenders”, “the Agent” shall be to “the Lender”.

7                                         PAYMENTS AND CALCULATIONS

7.1                               Currency and method of payments  All payments to be made by the Borrower to the Lender under this Agreement shall be made to the Lender:

(a)                                 by not later than 11.00 a.m. (New York City time) on the due date;

(b)                                 in same day Dollar funds; and

(c)                                  to such account of the Lender as the Lender may from time to time notify to the Borrower.

7.2                               Payment on non-Business Day.  If any payment by the Borrower under this Agreement would otherwise fall due on a day which is not a Business Day:

(a)                                 the due date shall be extended to the next succeeding Business Day; or

(b)                                 if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day.

7.3                               Basis for calculation of periodic payments.  Interest and default interest shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

8                                         EVENTS OF DEFAULT

8.1                               Events of Default.  An Event of Default occurs if:

(a)                                 the Borrower fails to pay when due any sum payable under this Agreement unless such failure is due to a technical breakdown or communication error in which case the Borrower shall rectify such non-payment within 3 Business Days of it having been notified of the missed payment by the Lender; or

(b)                                 any breach by the Borrower occurs of any provision of this Agreement (other than a breach covered by paragraph (a)) which continues unremedied 10 Business Days after receipt by the Borrower of a written request from the Lender that the breach be remedied; or

(c)                                  any information given by the Borrower to the Lender in relation to this Agreement proves to be misleading or materially inaccurate or incorrect when made; or

(d)                                 any other loan, guarantee or other obligation of the Borrower exceeding $10,000,000 is declared (or is capable of being declared) by the relevant creditor or creditors due prematurely due to a default, to non-payment or any security in respect thereof becomes enforceable; or

(e)                                  a lien, arrest, distress or similar event is levied upon or against any substantial part of the assets of the Borrower which is not discharged or disputed in good faith within 10 Business Days after the Borrower has become aware of the same; or

(f)                                   a substantial part of the Borrower’s business or assets is destroyed, abandoned, seized, appropriated or forfeited for any reason; or

(g)                                  any order shall be made by any competent court or resolution passed by the Borrower for the appointment of a liquidator, administrator or receiver of, or for the winding-up of, the Borrower; or

(h)                                 an encumbrancer takes possession of or a receiver is appointed of the whole or, in the opinion of the Lender, any material part of the assets of the Borrower or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the opinion of the Lender, a material part of the assets of the Borrower; or

(i)                                     the Borrower shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent, or shall enter into any composition or other arrangement with its creditors generally; or

(j)                                    any event shall occur which under the law of any jurisdiction to which the Borrower is subject has an effect equivalent or similar to any of the events referred to in Clause 8.1(g), (h) or (i); or

(k)                                 the Borrower ceases or suspends or threatens to cease or suspend the carrying on of its business or a part of its business or disposes of or threatens to dispose of a substantial part of its business or assets which, in the opinion of the Lender, is material in the context of this Agreement; or

(l)                                     it becomes unlawful for the Borrower to fulfil its obligations under this Agreement; or

(m)                             Golar GP LLC ceases to be the General Partner of the Borrower; or

(n)                                 the constitutional documents of the Borrower are amended or varied in any way which is, in the reasonable opinion of the Lender, adverse to its interests in connection with this Agreement.

8.2                               Actions following an Event of Default.  On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)                                 serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are cancelled; and/or

(b)                                 serve on the Borrower a notice stating that the Loan, any accrued interest and default interest, and all other amounts owing under this Agreement, are immediately due and payable or are due and payable on demand; and/or

(c)                                  take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender is entitled to take under this Agreement or any applicable law.

8.3                              Termination of obligations.  On the service of a notice under Clause 8.2(a), all the obligations of the Lender to the Borrower under this Agreement shall terminate.

8.4                               Acceleration of Loan.  On (i) the occurrence of an Event of Default under Clause 8.2(g), (h), (i) or (j) or (ii) with respect to any other Event of Default, service of a notice under Clause 8.2(b), the Loan and all other amounts accrued or owing from the Borrower under this Agreement shall become immediately due and payable or, as the case may be, payable on demand.

9                                         COSTS

9.1                               Costs.  The Borrower shall pay all reasonable costs incurred by the Lender in connection with the preparation of this Agreement and any and all other costs incurred by the Lender in connection with the Loan provided pursuant to this Agreement.

10                                  INDEMNITIES

10.1                        Indemnities regarding the borrowing and repayment of Loan.  The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)                                 the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the Repayment Date or other relevant date;

(b)                                 any failure (for whatever reason) by the Borrower to make payment of any amount due under this Agreement on the due date or, if so payable, on demand; and

(c)                                  the occurrence of an Event of Default and/or the acceleration of repayment of the Loan under Clause 8,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under this Agreement.

10.2                        Breakage costs.  Without limiting its generality, Clause 10.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount).

11                                  NO SET-OFF OR TAX DEDUCTION

11.1                        No deductions.  All amounts due from the Borrower under this Agreement shall be paid:

(a)                                 without any form of set-off, cross-claim or condition; and

(b)                                 free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

11.2                        Grossing-up for taxes.  If the Borrower is required by law to make a tax deduction from any payment:

(a)                                the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)                                 the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)                                  the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

11.3                        Exclusion of tax on overall net income.  In this Clause 11 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

12                                  ILLEGALITY

12.1                        Illegality.  This Clause 12 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)                                 unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)                                 contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

12.2                        Notification and effect of illegality.  On the Lender notifying the Borrower under Clause 12.1, thereupon or, if later, on the date specified in the Lender’s notice under Clause 12.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full.

12.3                        Mitigation.  If circumstances arise which would result in a notification under Clause 12.1 then, without in any way limiting the rights of the Lender under Clause 12.2, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement to a subsidiary not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do so would or might:

(a)                                 have an adverse effect on its business, operations or financial condition; or

(b)                                 involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)                                  involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

13                                  TRANSFERS

13.1                        No Transfers.  Neither party may, without the consent of the other party, transfer any of its rights, liabilities or obligations under this Agreement.

14                                  NOTICES

14.1                        General.  Unless otherwise specifically provided, any notice under or in connection with this Agreement shall be given by letter or fax and shall be effective upon receipt; and references in this Agreement to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

14.2                        Addresses for communications.  A notice by letter or fax shall be sent:

(a)                                 to the Lender:

Golar LNG Limited

P O Box HM1593

Par La Ville Place, 4th Floor

Par La Ville Road
Hamilton
HM9X Bermuda

Fax:	+441 295 3494
Attention:	The President

with a copy to:

Golar Management Ltd
13th Floor, One America Square
17 Crosswall
London EC3N 2LB

Fax:	+44(0) 20 7063 7901
Attention:	Chief Accounting Officer

(b)                                 to the Borrower:

c/o Golar LNG Limited

P O Box HM1593

Par La Ville Place, 4th Floor

Par La Ville Road

Hamilton

HM9X Bermuda

Fax:	+441 295 3494
Attention:	The President

with a copy to:

Golar Management Ltd

13th Floor, One America Square

17 Crosswall

London EC3N 2LB

Fax:	+44(0) 20 7063 7901
Attention:	Chief Accounting Officer

or to such other address as the relevant party may notify the other.

15                                  SUPPLEMENTAL

15.1                        Rights cumulative.  The rights and remedies which this Agreement gives to the Lender are:

(a)                                 cumulative;

(b)                                 may be exercised as often as appears expedient; and

(c)                                  shall not, unless explicitly and specifically stated so, be taken to exclude or limit any right or remedy conferred by any law.

15.2                        Severability.  If any provision of this Agreement is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of this Agreement.

15.3                        Third party rights.  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

16                                  LAW AND JURISDICTION

16.1                        English law.  This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

16.2                        Exclusive English jurisdiction.  Subject to Clause 16.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

16.3                        Choice of forum for the exclusive benefit of the Lender.  Clause 16.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)                                 to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)                                 to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

16.4                        Process agent.  The Borrower irrevocably appoints Golar Management Ltd at its registered office for the time being, presently at 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

16.5                        Lender’s rights unaffected.  Nothing in this Clause 16 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

16.6                        Meaning of “proceedings”.  In this Clause 16, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGE

BORROWER

SIGNED by	Brian Tienzo	)
) /s/ Brian Tienzo
for and on behalf of		)
GOLAR LNG LIMITED		)
in the presence of:	Pernille Noraas	)
/s/ Pernille Noraas
LENDER

SIGNED by	Brian Tienzo	)
) /s/ Brian Tienzo
for and on behalf of		)
GOLAR LNG PARTNERS LP		)
in the presence of:	Pernille Noraas	)
/s/ Pernille Noraas